Exhibit 99.1

PROLONG INTERNATIONAL CORPORATION REPORTS

SECOND QUARTER 2003 RESULTS

Irvine, CA., August 8, 2003 – Prolong International Corporation (AMEX:PRL), http://www.prolong.com), a technology driven consumer products holding company and parent of Prolong Super Lubricants, Inc., manufacturer and marketer of patented consumer automotive, commercial/industrial and household products, announced today financial results for the second quarter ended June 30, 2003.

The Company reported a net loss of $634,000 or $(0.02) per diluted share, on net sales of $2.0 million, compared to net income of $899,000 or $0.03 per diluted share, on net sales of $2.5 million in the same period a year ago. The net loss for the second quarter included a $300,000 non-cash expense related to increasing the reserve against the Company’s deferred tax asset.

Gross profit was $1.3 million, or 64.3% of net sales, compared to $1.7 million, or 68.0% of net sales in the second quarter of 2002. The change in gross margins was attributable mainly to a shift in product mix. Selling and marketing expenses for the quarter were $958,000, or 47.1% of net sales, compared to $983,000, or 39.5% of net sales, for the comparable period a year ago. General and administrative expenses were $629,000, or 30.9% of net sales, compared to $673,000, or 27.1% of net sales, for the comparable period a year ago.

For the six months ended June 30, 2003, the Company reported a net loss of $876,000, including the $300,000 non-cash expense related to increasing the tax asset reserve account, or $(0.03) per diluted share, on sales of $4.2 million, compared to a net income of $1.03 million, or $0.03 per diluted share, on sales of $5.4 million for the same period in 2002. The results for the second quarter and the six month period ended June 30, 2002, included the one-time net gain of $983,000 from the sale of the Company’s corporate headquarters building and gain from the forgiveness of debt, net of applicable income taxes, of approximately $312,000 and $406,000, respectively.

Elton Alderman, Prolong’s President and CEO, said, “The conservative buying strategy of our major customers during the first six months of the year is hopefully behind us. We are seeing signs of an increase in orders at the start of the third quarter. We are after top line growth, and to achieve it, the Company has been planning, implementing and working on sales oriented initiatives.”

Mr. Alderman outlined the Company’s strategy: “We are targeting additional major accounts that do not yet carry Prolong products, with the goal of making them our customers by the first quarter of 2004. Also, the Company has established six regional representatives throughout the country who are intended to expand our grass roots selling effort. Their goal is to build sales in the do-it-for-me segment of the marketplace, with commercial customers and industrial users of Prolong products. They are armed with innovative niche marketing programs that we believe will create consistent and substantial sales in that market segment. Initial results of these programs have been encouraging. Finally, the International sales division continues to add distributors in foreign countries and Prolong is producing a new television commercial to promote sales at the retail level. Along with all of these separate selling initiatives, the Company has continued its research and development to develop new, innovative and proprietary problem solving products for Prolong’s customers.”

Prolong International Corporation, a consumer products holding company headquartered in Irvine, California, through its operating subsidiaries, manufactures, markets and distributes a complete line of patented lubricant and proprietary automotive, commercial/industrial and household products. The Company’s products are marketed and sold under the brand name Prolong Super Lubricants® and are used in consumer, automotive and industrial applications. Prolong products are sold throughout the United States at major chain stores and auto retailers and in international markets. More information about Prolong International Corporation and its products can be obtained at http://www.prolong.com.

Forward-Looking Statements

Certain statements in this news release that relate to financial results, projections, future plans, events, or performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and involve significant risks and uncertainties, including, but not limited to, the following: competition, cost of components, product concentration and risk of declining selling prices. The words “estimate,” “project,” “potential,” “intended,” “expect,” “anticipate,” “believe” and similar expressions or words are intended to identify forward-looking statements. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors and conditions. These risks and uncertainties, and certain other related factors, are discussed in the Company’s Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update such forward-looking statements.

PROLONG INTERNATIONAL CORPORATION

Consolidated Condensed Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2003 (unaudited)	2002 (unaudited)	2003 (unaudited)	2002 (unaudited)
Net revenues	$2,033,852	$2,487,312	$4,221,913	$5,373,237
Cost of goods sold	725,304	795,531	1,477,171	1,788,404

Gross profit	1,308,548	1,691,781	2,744,742	3,584,833

Selling and marketing expenses	958,057	982,722	1,814,660	2,007,866
General and administrative expenses	629,276	673,131	1,370,585	1,431,538

Other (expenses) income, net	(55,046)	940,627	(135,686)	894,680

(Loss) income before extraordinary item and provision for income taxes	(333,831)	976,555	(576,189)	1,040,109
Extraordinary item—gain from forgiveness of debt, net of income taxes	—	311,552	—	406,476

(Loss) income before provision for income taxes	(333,831)	1,288,107	(576,189)	1,446,585
Provision for income taxes	300,000	389,400	300,000	416,000

Net (loss) income	$(633,831)	$898,707	$(876,189)	$1,030,585

Net (loss) income per common share:
Basic	$(0.02)	$0.03	$(0.03)	$0.03

Diluted	$(0.02)	$0.03	$(0.03)	$0.03

Weighted average common shares:
Basic shares outstanding	29,789,598	29,789,598	29,789,598	29,789,598

Diluted shares outstanding	29,789,598	29,789,598	29,789,598	29,789,598

Consolidated Condensed Balance Sheets

	June 30, 2003 (unaudited)	December 31, 2002
Assets:
Cash and cash equivalents	$94,820	$261,623
Accounts receivable, net	1,770,930	1,622,414
Inventories, net	532,538	512,595
Other current assets	413,239	566,984

Total current assets	2,811,527	2,963,616

Property and equipment, net	283,595	329,985
Intangible assets, net	6,448,251	6,484,836
Other assets	1,607,762	1,871,247

Total assets	$11,151,135	$11,649,684

Liabilities and stockholders' equity:
Accounts payable	$893,502	$981,388
Accrued expenses and other current liabilities	1,223,707	700,740
Line of credit	920,967	863,592

Total current liabilities	3,038,176	2,545,720

Notes payable, noncurrent	477,665	592,481

Total stockholders' equity	7,635,294	8,511,483

Total liabilities and stockholders' equity	$11,151,135	$11,649,684